Exhibit 4.10

AMENDMENT NO. 4 TO RIGHTS AGREEMENT

This Amendment No. 4 (“Amendment No. 4”) is made as of February 23, 2007 to the Rights Agreement, dated as of February 14, 1997, by and between Alexion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company (the “Rights Agent”), as amended by Amendment No. 1 thereto, dated as of September 18, 2000, Amendment No. 2 thereto, dated as of December 12, 2001 and Amendment No. 3 thereto, dated as of November 16, 2004 (collectively, the “Rights Agreement”). Capitalized terms not herein defined shall have the meaning ascribed thereto in the Rights Agreement.

The parties hereto agree as follows:

1. Final Expiration Date. All references in the Rights Agreement and all Exhibits thereto to “March 6, 2007” shall be replaced with “March 6, 2017”.

2. Purchase Price. All references in the Rights Agreement and all Exhibits thereto to “$725.00” shall be replaced with “$300.00”.

3. Par Value Correction. All references in the Rights Agreement and all Exhibits thereto mistakenly referring to Junior Participating Cumulative Preferred Stock having a par value of “$1.00 per” share shall be replaced with par value of “$0.0001 per share”.

4. No Further Amendment. Except as expressly amended by this Amendment No. 4, the Rights Agreement shall remain in full force and effect as the same was in effect immediately prior to the date of this Amendment No. 4.

11. Counterparts. This Amendment No. 4 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the date first above written.

ATTEST:	ALEXION PHARMACEUTICALS, INC.

By:	/s/ Leonard Bell	By:	/s/ David W. Keiser
	Name: Leonard Bell Title: Chief Executive Officer, Secretary and Treasurer		Name: David W. Keiser Title: President and Chief Operating Officer

ATTEST:	CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Michael G. Mullings	By:	/s/ Thomas Jennings
	Name: Michael G. Mullings Title: Vice President		Name: Thomas Jennings Title: Assistant Secretary